Exhibit 10.46

SCOPE: Group and Division Presidents, Group CFOs, and Corporate Senior Officers. Corporate payroll executives who are a party to an employment agreement are not subject to this policy.

PURPOSE: To provide a consistent procedure in processing severance payments to eligible executives.

POLICY:

1.	Eligible:

Severance may be granted to executives who qualify under one or more of the following criteria and in consideration of the signing of a Separation Agreement and General Release acceptable to the Plan Administrator, in its sole discretion.

a.	Involuntary Separation

An executive who incurs an involuntary separation from service initiated by the employer where the executive and employer have a reasonable belief at the date of separation based on the surrounding facts and circumstances that the executive will provide no future services to the employer.

b.	Good Reason

An executive who separates from service voluntarily within one year following the initial existence of one or more of the following conditions arising without the consent or willful decision of the executive: (i) a material diminution in the executive’s base compensation (other than a general reduction in base compensation that affects all similarly situated employees (defined as all employees within the same pay grade as that of the executive) in substantially the same proportions that the Board implements in good faith after consultation with the Chief Executive Officer and Chief Operating Officer of the employer), or (ii) a material diminution in the executive’s authority, duties, or responsibilities, or (iii) a transfer of the executive’s primary workplace to a location that is more than thirty five (35) miles from his or her workplace; provided that “Good Reason” shall not exist unless the executive has provided notice to Corporate Employee Relations within 90 days of the initial existence of the condition of the executive’s intention to separate from service as a result of the condition, and the employer has not remedied the condition within 30 days after receiving such notice.

2.	Not Eligible:

Executives are not eligible for payment of severance under this policy:

a.	if upon separation from service, the executive receives an offer of employment from the purchaser, outsourced vendor or new operating entity and the offer involves a loss of base compensation of less than fifteen percent (15%).

b.	if upon involuntary separation from service due to position elimination when prior to such a separation, the executive declines an offer of another job with an Affiliated Employer which does not involve relocation and does not involve a loss of base compensation in excess of fifteen percent (15%).

c.	if covered by a previously issued employment agreement and separation from service occurs during the term of the employment agreement.

d.	if the reason for separation from service results in an executive being not eligible for rehire.

3.	Payment:

Severance payments under this policy will be made in a lump sum and in compliance with all applicable federal and state laws, and subject to appropriate withholdings.

All payments are subject to the executive’s timely execution of the Separation Agreement and General Release, if applicable, and the expiration of the period for revocation of the General Release prior to payment. Except as otherwise provided in this policy, payments will be made concurrent with separation from service or in the next regularly scheduled payroll processing cycle applicable to the executive. In any event, payment must be made no later than the March 15 occurring after the calendar year in which the executive’s separation from service occurs, provided that if the executive has not executed the Separation Agreement and General Release, or if the period for revocation of the General Release has not expired by such March 15, any right to payment will be forfeited.

If an executive is re-employed by an Affiliated Employer within 180 days following separation from service and received severance, at the discretion of the employer, a pro-rated portion of the severance amount may be required to be repaid. The amount to be repaid shall be the amount of severance paid, multiplied by a fraction the numerator of which is 180 minus the number of days elapsed from the date of separation of service to the re-employment date, and the denominator of which is 180. If an executive is re-employed after more than 180 days following separation from service, no amount of severance is expected to be repaid.

4.	Amount of Payment:

a.	Executives in the following positions prior to January 1, 2009:

Group President

Group CFO

Division President

Senior Vice President

Twenty-four (24) months lump sum payment at current base compensation rate, eligibility to participate in PEP for the year of termination under the terms of the program and prorated through the effective date of separation from service, and payment of a lump sum, determined for existing coverage at the COBRA rate in effect on date of separation from service, of the amount needed in order to continue medical coverage under COBRA for eighteen (18) months.

b.	Executives in the following positions after January 1, 2009:

Group President

Group CFO

Division President

Senior Vice President

Eighteen (18) months lump sum payment at current base compensation rate, eligibility to participate in PEP for the year of termination under the terms of the program and prorated through the effective date of separation from service, and payment of a lump sum, determined for existing coverage at the COBRA rate in effect on date of separation from service, of the amount needed in order to continue medical coverage under COBRA for eighteen (18) months.

5.	Administration:

The Human Resources Policy Committee is the Plan Administrator for this policy and the only fiduciary under this policy for purposes of applying ERISA, shall perform its duties as the Plan Administrator in compliance with applicable law and in its sole discretion shall determine appropriate courses of action in light of the reasons and purposes for which this policy was established and is maintained. The Plan Administrator has full and sole discretionary authority to interpret this policy and documents relating to this policy and to make all interpretive and factual determinations as to whether any executive is entitled to receive any benefits under the terms of this policy. Any construction of the terms of this policy or of any document relating to this policy and any determination of fact adopted by the Plan Administrator shall be final and legally binding on all parties.

Any interpretation, determination or other action or inaction of the Plan Administrator that is challenged shall be subject to reversal only if it is arbitrary, capricious or otherwise an abuse of discretion. Any review of an interpretation, determination or other action or inaction of the Plan Administrator shall consider only such evidence presented to or considered by the Plan Administrator at the time of its action or inaction that is the subject of review. Accepting any benefits or making any claim for benefits under this policy constitutes agreement with, and consent to, any decisions that the Plan Administrator makes, in its sole discretion and, further, constitutes agreement to the limited standard and scope of review. The Plan Administrator may delegate any of its duties and responsibilities under this policy in writing to one or more persons or entities.

A claim for benefits under this policy must be filed within one (1) year from the date of the executive’s separation from service under this policy. The procedures for handling a claim for benefits under this policy (and an appeal of a claim’s denial, if any) shall comply with those procedures imposed on employee welfare benefit plans generally (and not only on health or LTD plans) by ERISA section 503 and the regulations under it. An appeal of a denial of a claim for benefits under this policy must be filed within one (1) year after the date of the claim’s denial. No court action may be maintained for relief or benefits under this policy until the policy’s described claims review and appeal procedures have been exhausted. Questions arising under this policy shall be determined under applicable federal law, to the extent applicable, and otherwise under the law of the State of Tennessee.

The Human Resources Policy Committee may amend or terminate this policy, in whole or in part, at any time and from time to time, without prior notice and without the consent of any party.

PROCEDURE:

1.	The executive’s supervisor must initiate the request for payment.

2.	Upon notification, Corporate Employee Relations will determine if severance is to be paid.

3.	If severance is to be paid, a Separation Agreement and General Release acceptable to the Plan Administrator, in its sole discretion, must be signed by the executive and an executed version received by Corporate Employee Relations, except as expressly provided otherwise in this policy.

4.	Separation from service as part of a planned reduction involving a group or class of employees does not require a Separation Agreement and General Release.

5.	Upon receipt of the signed Separation Agreement and General Release, if required, and the expiration of the revocation period for the release, Corporate Employee Relations will supervise the process of computing the lump sum payment and will oversee the payment process.

REFERENCES:

INTERNAL REVENUE CODE SECTION 409A:

1.	This policy is intended to comply with, or otherwise be exempt from, section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). This policy shall be administered, interpreted, construed and applied in a manner that does not result in the imposition of additional taxes or interest under Section 409A.

2.	The employer, each Affiliated Employer and the Plan Administrator do not guarantee any particular tax effect from this policy or payments under it. None of them shall be liable to pay any tax, penalty, or interest under, or as a result of, Section 409A, or for reporting any payment made under this policy as an amount includible in gross income under Section 409A. The executive shall remain liable for all taxes, interest or penalties imposed under Section 409A.

3.	“Termination of employment,” “separation from service” “retirement,” “resignation” or words of similar import, as used in this policy shall mean, with respect to any payments of deferred compensation under this policy that might be subject to Section 409A, the executive’s “separation from service” as defined in Section 409A.

4.	Notwithstanding any other part of this policy to the contrary, if payment of any amount of “deferred compensation” (as defined under Section 409A, after giving effect to the exemptions under it) under this policy is triggered by a separation from service that occurs while the executive is a “specified employee” (as defined under Section 409A and determined in good faith) with respect to the employer and if such amount is scheduled to be paid within six (6) months after such separation from service, the amount shall not be paid as otherwise provided in this policy, shall accrue without interest and shall be paid only on the first business day after the end of such six-month period, or, if earlier, within 15 days after the appointment of the personal representative or executor of the executive’s estate following the executive’s death.

5.	If payment of any amount of “deferred compensation” (as defined under Section 409A, after giving effect to the exemptions under it) under this policy is contingent upon the executive’s taking any employment-related action, including but not limited to, agreeing to restrictive covenants or execution of a release and waiver of claims and if the period within which executive must take the employment-related action would begin in one calendar year and expire in a following calendar year, then any payments contingent on such employment-related action shall be made in such following calendar year (regardless of the year of execution of such release) if payment in such following calendar year is required in order to avoid taxes, interest or penalties under Section 409A.